Exhibit 10.21

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is made effective as of November 15, 2006, by and between EAST ARQUES SUNNYVALE, LLC, a California limited liability company (“Landlord”) and SYMYX TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant entered into a Lease dated February 29, 2000 (“Lease”) for those certain premises, consisting of approximately thirty-six thousand five hundred forty-seven (36,547) rentable square feet, comprising all of the rentable square footage in that certain building (“Building”) located at 1263 E. Arques, Sunnyvale, California, all as more particularly described in the Lease (“Premises”).

B.            Landlord and Tenant now desire to amend the Lease referred to in Recital A above as more particularly described below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms.  Except as otherwise expressly provided herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

2.                                       Term of Lease.

(a)           The term “Length of Term” set forth in the Basic Lease Information is hereby amended to mean the initial term expiring on November 14, 2015.

(b)           Paragraph 3 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:

“3.           Term.  The term of this Lease (the “Term”) shall commence on the Term Commencement Date and continue in full force and effect until November 14, 2015, unless sooner terminated or extended pursuant to the terms hereof. “

3.             Base Rent.

(a)           The provisions of Paragraph 37.2 of the Lease to the contrary notwithstanding, monthly Base Rent for the Premises, net of Basic Operating Costs per Paragraph 7 of the Lease, for the period commencing on November 15, 2006 and ending on November 14, 2015, shall be as set forth below:

Remaining Initial Lease Term	Base Rent Per Month
11/15/06-11/14/07	$93,982.25
11/15/07-11/14/08	$96,906.01
11/15/08-11/14/09	$99,946.72
11/15/09-11/14/10	$103,109.06
11/15/10-11/14/11	$106,397.89
11/15/11-11/14/12	$109,818.28
11/15/12-11/14/13	$113,375.48
11/15/13-11/14/14	$117,074.97
11/15/14-11/14/15	$120,922.44

(b)           The penultimate sentence of Paragraph 6.1 of the Lease is hereby deleted in its entirety, and the following is substituted in place thereof:

“The Base Rent payable by Tenant hereunder is subject to adjustment as provided in Paragraph 3(a) of the First Amendment to Lease made effective as of November 15, 2006, executed by Landlord and Tenant.”

4.             Extension Options.  Paragraph 37.6 of the Lease is hereby deleted in its entirety and the following is substituted in place thereof:

“Extension Option.  Provided Tenant is not in default of its obligations under this Lease, Tenant shall have two (2) options to extend the Term of the Lease for a period of five (5) consecutive years each as more particularly described below.  Each extended term of the Lease is referred to herein as an “Extended Term” and collectively as the “Extended Terms.”  The first Extended Term of the Lease shall commence November 15, 2015.  The second Extended Term of the Lease shall commence on the day following the expiration of the first Extended Term referred to in the immediately preceding sentence.  If Tenant timely exercises an option to extend pursuant to the terms of this Paragraph 37.6, Tenant shall accept the Premises for such applicable Extended Term in its then “as is” condition and on the same terms and conditions as set forth in the Lease, as amended hereby, except that (i) Landlord shall have no obligation to construct or install any tenant improvements in the Premises for Tenant or provide any tenant improvement allowance, (ii) Tenant shall have no further right to extend the Term of the Lease beyond the two (2) Extended Terms set forth in this Paragraph 37.6, and (ii) the monthly Base Rent payable during the applicable Extended Term shall be an amount equal to ninety-five percent (95%) of the fair market rental value of the Premises (which may include adjustments to the monthly Base Rent during the applicable Extended Term based on cost of living or other rental adjustments), but in no event shall such monthly Base Rent payable during the first Extended Term be less than Two Dollars ($2.00) per rentable square foot of the Premises (NNN) and in no event shall such monthly Base Rent payable by Tenant during the second Extended Term be less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable).  The parties hereto agree that the existence of any “wet” laboratory tenant improvements installed in the Premises and paid for solely by Tenant shall not be taken into consideration in determining the fair market rental value of the Premises. The options to extend stated herein are personal to Symyx Technologies, Inc. (and to any transferee pursuant to a Permitted Transfer as defined in Paragraph 21.3, as amended) and will not survive any assignment or sublet of the Lease (except an assignment or sublease to a transferee pursuant to a Permitted Transfer as defined in Paragraph 21.3, as amended). Tenant shall give Landlord written notice of its intent to exercise the applicable extension option at least one hundred eighty (180) days but not more than two hundred seventy (270) days prior to the date the Lease would expire but for the exercise of the applicable Extension Option.  Tenant may not exercise the extension option for the second Extended Term unless it has timely exercised the extension option for the first Extended Term. Within thirty (30) days after Tenant exercises its applicable extension option pursuant to the terms above, Landlord will provide Tenant with its determination of the Base Rent for the applicable Extended Term (based on 95% of the monthly fair market rental value of the Premises, as reasonably determined by Landlord), but in no event shall such determination with respect to the first Extended Term be less than $2.00 per square foot per month and in no event shall such determination with respect to the second Extended Term be less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable).  Tenant shall have thirty (30) days from notification by Landlord of the Base Rent to accept Landlord’s Base Rent determination.

The parties are obligated to negotiate in good faith to agree on the monthly fair market rental for the Premises for the applicable Extended Term.  If the parties have not mutually agreed on the Base Rent for the applicable Extended Term (based on 95% of the monthly fair market rental value of the Premises [which may include adjustments to the monthly Base Rent during the applicable Extended Term based on cost of living or other rental adjustments], but in no event less than $2.00 per square foot per month for the first Extended Term and no less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable) for the second Extended Term) within thirty (30) days from notification by Landlord to Tenant of Landlord’s rental determination, each party hereto shall appoint one representative who shall be a licensed real estate broker with a minimum of ten (10) years experience in leasing industrial space in Sunnyvale, California, to determine the fair market rental for the Premises during the applicable Extended Term.  The two (2) representatives so appointed shall determine the monthly fair rental value for the applicable Extended Term considering the use to which Tenant is then utilizing the Premises pursuant to the terms and conditions of this Lease. The parties hereto agree that the existence of any “wet” laboratory tenant improvements installed in the Premises and paid for solely by Tenant shall not be taken into consideration by the aforementioned real estate brokers (or the third real estate broker referred to in the immediately following paragraph, if applicable) in determining the fair market rental value of the Premises. The determination of said fair market rental value shall be made by said two (2) representatives within sixty (60) days from notification by Landlord to Tenant of Landlord’s rental determination and they shall submit said determination in writing to Landlord and Tenant.

If the two (2) representatives of the parties hereto cannot agree on the fair market rental value for the Premises herein, said two (2) representatives shall choose a third licensed real estate broker with a minimum of ten (10) years experience in the leasing of industrial space in Sunnyvale, California, to act as an arbitrator.  If the two representatives cannot or do not agree on a third representative, either party may have the third representative chosen by the American Arbitration Association or by a judge of the Santa Clara County Superior Court.  The fair market rental value for the applicable Extended Term shall be independently determined by the arbitrator, which said determination shall be made within ninety (90) days from notification by Landlord to Tenant of Landlord’s rental determination.  The role of the arbitrator shall then be to immediately select from the fair market rent proposals of the representatives the one that most closely approximates the arbitrator’s determination of fair market rental value.  The arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the two fair market rent proposals.

The proposal the arbitrator chooses as most closely approximating his determination of the fair market rental value of the Premises for the applicable Extended Term shall constitute the final determination of the fair market rental value of the Premises for the applicable Extended Term, shall be final and binding upon the parties and the Base Rent for such applicable Extended Term shall be equal to ninety-five percent of such fair market rental determination but in no event shall such monthly Base Rent payable during the first Extended Term be less than Two Dollars ($2.00) per rentable square foot of the Premises (NNN) and in no event shall such monthly Base Rent payable by Tenant during the second Extended Term be less than the monthly Base Rent payable by Tenant for the last month of the first Extended Term (without regard to any abatement of monthly Base Rent during such last month of the first Extended Term, if applicable).  Each party shall pay the charges of the representative appointed by such party.  The charges and expenses of the arbitrator, as provided herein, shall be paid by the parties hereto in equal shares.”

5.             Permitted Transfer.  The following provisions shall be deemed added at the end of Paragraph 21.3 of the Lease:

“Notwithstanding anything contained in Paragraph 21.3 above, Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”):  (a) Tenant is not in breach or default of any of its obligations under this Lease (beyond the applicable cure period); (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; and (c) Tenant shall give Landlord written notice at least five (5) business days prior to the effective date of the Permitted Transfer.  Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied.  If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.  The term “Affiliate” as used in this Paragraph 21.3 shall mean an entity controlled by, controlling or under common control with Tenant.”

6.             Lab Use.

(a)           Paragraph 37.4 of the Lease is hereby amended, in part, to delete therein the following words:  “but with not more than ten percent (10%) of the Premises allocated for “wet” laboratory use” and to substitute in place thereof the words “but not more than fifty percent (50%) of the Premises allocated for “wet” laboratory use”.  Landlord hereby agrees that, subject to the terms and conditions of the Lease, as amended (including, without limitation, the provisions of Paragraph 12.1 and 12.2 of the Lease), Tenant shall have the right to use not more than fifty percent (50%) of the Premises for “wet” laboratory use.

Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all lab equipment and/or plumbing and electrical for such lab equipment and restore the Premises by the expiration or earlier termination of the Term of the Lease to the condition existing prior to the construction or installation of such lab equipment, plumbing or electrical improvements.  All such removal and restoration shall be accomplished in a good and workmanlike manner so as to not cause any damage to the Premises whatsoever.  If Landlord requires the removal of any such lab equipment and/or plumbing or electrical improvements and Tenant fails to remove the same prior to the expiration or earlier termination of the Term of the Lease, then Landlord may retain and use such lab equipment, plumbing and/or electrical improvements or remove them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole cost and expense.

7.             Lease Terms.  Except as otherwise modified herein, the terms and conditions of the Lease shall remain unmodified and in full force and effect.  In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the original Lease, the terms of this Amendment shall control.

8.             Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth below.

LANDLORD:

EAST ARQUES SUNNYVALE, LLC,
a California limited liability company

By:	/s/ Scott Trobbe

Name:	Scott Trobbe
Its:	Member
Date:	January, 16, 2007

TENANT:

SYMYX TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Jeryl L. Hilleman

Name:	Jeryl L. Hilleman
Its:	Executive Vice President
and Chief Financial Officer
Date:	January 18, 2007